Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-255064) Pertaining to the Incentive Scheme of Evaxion A/S,
(2)	Registration Statement (Form F-1 No. 333-266050) of Evaxion A/S,
(3)	Registration Statement (Form F-1 No. 333-276505) of Evaxion A/S,
(4)	Registration Statement (Form F-1 No. 333-279153) of Evaxion A/S,
(5)	Registration Statement (Form F-1 No. 333-283304) of Evaxion A/S
(6)	Registration Statement (Form F-3 No. 333-285778) of Evaxion A/S, and
(7)	Registration Statement (Form F-1 No. 333-291685) of Evaxion A/S;

of our report dated March 5, 2026, with respect to the consolidated financial statements of Evaxion A/S included in this Annual Report (Form 20-F) of Evaxion A/S for the year ended December 31, 2025.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

March 5, 2026